As filed with the Securities and Exchange Commission on April 1, 2016

File No. 811-21824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 |X|

Amendment No. 21 [X]

MOUNT VERNON SECURITIES LENDING TRUST

(Exact Name of Registrant as Specified in Charter)

800 Nicollet Mall, Minneapolis, Minnesota 55402

(Address of Principal Executive Offices) (Zip Code)

(612) 303-7987

(Registrant's Telephone Number, Including Area Code)

Richard J. Ertel

Secretary

800 Nicollet Mall, BC-MN-H04N

Minneapolis, Minnesota 55402

(Name and Address of Agent for Service)

EXPLANATORY NOTE

This Amendment No. 21 to the Registration Statement of Mount Vernon Securities Lending Trust (the “Registrant”) on Form N-1A (File No. 811-21824) (the “Registration Statement”) is being filed to amend certain information contained in the Registrant’s Amendment No. 16 under the Investment Company Act of 1940, as amended (the “1940 Act”), filed on April 30, 2015.

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the 1940 Act. However, beneficial interests in the Registrant are not registered under the Securities Act of 1933 (the "1933 Act") because such interests are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the 1933 Act, any beneficial interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand-alone document.

Mount Vernon Securities Lending Prime Portfolio

a Series of

Mount Vernon Securities Lending Trust

To the extent not amended by this Amendment No. 21 to the Registrant’s Registration Statement on Form N-1A (File No. 811-21824), the Registrant hereby incorporates in its entirety both Part A and Part B of Amendment No. 16 to the Registrant’s Registration Statement on Form N-1A, filed on April 30, 2015, and hereby designates each such Part, as amended, on June 1, 2015 (Amendment No. 17), December 31, 2015 (Amendment No. 18) and January 22, 2016 (Amendment No. 19) as constituting in its entirety Part A and Part B, respectively, of this Amendment No. 21.

The following replaces the section entitled “Risk Factors” on pages 4-6 of Part A of the Registration Statement:

Risk Factors

The Portfolio is subject to the following principal risks:

•	Although the Portfolio seeks to preserve a stable NAV of $1.00 per share, it is possible that an investor may lose money by investing in the Portfolio.

•	An investment in the Portfolio is not a deposit of U.S. Bank or any other bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

•	The value of your investment might decline if the issuer of an obligation held by the Portfolio defaults on the obligation or has its credit rating downgraded.

•	Foreign securities in which the Portfolio invests, although U.S. dollar denominated, may present some additional risk. Political or social instability or diplomatic developments could adversely affect the securities. There is also the risk of possible withholding taxes, seizure of foreign deposits, currency controls, interest limitations, or other governmental restrictions that might affect the payment of principal or interest on securities owned by the Portfolio. In addition, there may be less public information available about foreign corporations and foreign banks and their branches.

•	The level of income you receive from the Portfolio will be affected by movements in short-term interest rates.

•	The value of your investment might decline because of a sharp rise in interest rates that causes the value of the Portfolio’s holdings to fall. This risk is usually greater for longer-term fixed-income securities. Conversely, when interest rates fall, the value of variable and floating rate securities may appreciate less than comparable fixed-income securities. Effective maturity and effective duration are measures of the Portfolio’s interest rate risk.

•	The Portfolio may not be able to sell a security in a timely manner or at a desired price, or may be unable to sell the security at all, because of a lack of demand in the market for the security, or a liquidity provider defaults on its obligation to purchase the security when properly tendered by the Portfolio.

•	The value of municipal securities owned by the Portfolio may be adversely affected by future changes in federal income tax laws, including rate reductions or the imposition of a flat tax, and adverse changes in the financial conditions of municipal securities issuers.

•	If there are unexpectedly high redemptions of Portfolio shares, the Portfolio might have to sell portfolio securities prior to their maturity, possibly at a loss.

•	If the seller of a repurchase agreement defaults on its obligation to repurchase securities from the Portfolio, the Portfolio may incur costs in disposing of the securities purchased and may experience losses if the proceeds from the sale of the securities are less than the full repurchase price. Securities purchased by the Portfolio under a repurchase agreement may include securities that the Portfolio is not otherwise permitted to purchase directly, such as long-term government bonds, investment and non-investment grade corporate bonds, asset- and mortgage-backed securities, collateralized mortgage obligations, agency real estate mortgage investment conduits, and equity securities. The value of these securities may be more volatile or less liquid than the securities the Portfolio is permitted to purchase directly, which increases the risk that the Portfolio will be unable to recover fully in the event of the seller’s default.

•	Investments in variable rate demand notes involve credit risk with respect to the issuer or financial institution providing the Portfolio with the credit and liquidity support for the unconditional put option. While the Portfolio invests only in variable rate demand notes of high quality issuers, or which are supported by high quality financial institutions, it is still possible that an issuer or financial institution could default on its obligations.

•	The Portfolio may invest more than 25% of its assets in the banking industry. Concentrating in the banking industry may involve additional risks. Banks are subject to extensive government regulation. They largely depend on the availability and cost of capital funds for their profitability, which can change significantly when interest rates change.

•	To the extent the Portfolio invests in money market funds advised by another investment advisor, you will bear both a proportionate share of the expense in the Portfolio and, indirectly, the expenses of such other money market fund.

•	The Portfolio is actively managed and its performance therefore will reflect in part USBAM’s ability to make investment decisions that are suited to achieving the Portfolio’s investment objectives. Due to its active management, the Portfolio could underperform other mutual funds with similar investment objectives.

•	In July 2014, the SEC adopted reforms to money market fund regulation that could affect the Portfolio’s operations and return potential. In addition, changes to monetary policy by the Federal Reserve or other regulatory actions could expose fixed income and related markets to heightened volatility, interest rate sensitivity and reduced liquidity, which may impact the Portfolio’s operations, universe of potential investment options, and return potential.

The following replaces the section entitled “Repurchase Agreements” on pages 17-18 under the heading “Description of the Trust and its Investments and Risks” of Part B of the Registration Statement:

Repurchase Agreements. The Portfolio may engage in repurchase agreements as a principal investment strategy. A repurchase agreement involves the purchase by the Portfolio of securities with the agreement that, after a stated period of time, the original seller (the “counterparty”) will buy back the same securities (“collateral”) at a predetermined price or yield. Repurchase agreements permit the Portfolio to maintain liquidity and earn income over periods of time as short as overnight. The Portfolio may engage in repurchase agreements with any member bank of the Federal Reserve System or dealer in U.S. Government securities. The Portfolio may enter into repurchase agreement transactions that are collateralized fully as defined in Rule 5b-3(c)(1) of the 1940 Act, which has the effect of enabling the Portfolio to look to the collateral, rather than the counterparty, for determining whether its assets are “diversified” for 1940 Act purposes. In addition, collateral may include securities that the Portfolio is not otherwise permitted to purchase directly, such as long-term government bonds, investment and non-investment grade corporate bonds, asset- and mortgage-backed securities, collateralized mortgage obligations, agency real estate mortgage investment conduits, and equity securities. Irrespective of the type of collateral underlying a repurchase agreement, the Portfolio must determine that a repurchase obligation with a particular counterparty involves minimal credit risk to the Portfolio and otherwise satisfies the credit quality standards applicable to the acquisition of an instrument issued by such counterparty in compliance with Rule 2a-7.

Securities pledged as collateral for repurchase agreements are held by the custodian bank until the respective agreements mature. The Portfolio may also invest in tri-party repurchase agreements. Securities held as collateral for tri-party repurchase agreements are maintained in a segregated account by an unaffiliated third-party custodian bank until the maturity of the repurchase agreement. The market value of the collateral underlying the repurchase agreement will be determined on each business day. If at any time the market value of the collateral falls below the repurchase price under the repurchase agreement (including any accrued interest), the appropriate Portfolio will promptly receive additional collateral (so the total collateral is an amount at least equal to the repurchase price plus accrued interest).

Repurchase agreements involve certain risks not associated with direct investments in securities. If the counterparty defaults on its obligation to repurchase as a result of its bankruptcy or otherwise, the Portfolio will seek to sell the collateral, which could involve costs or delays. Although collateral will at all times be maintained in an amount at least equal to the repurchase price under the agreement (including accrued interest), the Portfolio would suffer a loss if the proceeds from the sale of the collateral were less than the agreed-upon repurchase price. As noted above, the Portfolio may engage in repurchase agreement transactions that are collateralized by securities that the Portfolio is not otherwise directly permitted to purchase, such as long-term government bonds, investment grade corporate bonds and equity securities. These collateral securities may be less liquid or more volatile than others or less liquid and more volatile than the securities that the Portfolio is permitted to purchase directly, thereby increasing the risk that the Portfolio will be unable to recover fully in the event of a counterparty’s default and potentially resulting in the Portfolio owning securities that it is not otherwise permitted to purchase. USBAM will monitor the creditworthiness of the firms with which the Portfolio enters into repurchase agreements.

PART C

ITEM 28. EXHIBITS

(a)(1)	Amended and Restated Certificate of Trust dated October 14, 2005. (Incorporated by reference to Exhibit (a)(1) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(a)(2)	Agreement and Declaration of Trust dated October 17, 2005. (Incorporated by reference to Exhibit (a)(2) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(b)	By-Laws. (Incorporated by reference to Exhibit (b) to the registration statement on Form N-1A, filed January 22, 2016 (file No. 811-21824).)

(c)	None.

(d)	(i) Investment Advisory Agreement between Mount Vernon Securities Lending Trust and USBAM, Inc. dated September 21, 2005. (Incorporated by reference to Exhibit (d) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(ii) Investment Advisory Agreement between Mount Vernon Securities Lending Trust and USBAM, Inc. with respect to the Government Portfolio dated February 29, 2016 (Incorporated by reference to Exhibit (d)(ii) to the registration statement on Form N-1A, filed March 7, 2016 (File No. 811-21824).)

(e)	Not Applicable.

(f)	None.

(g)(1)	Custodian Agreement between Mount Vernon Securities Lending Trust and U.S. Bank National Association dated September 21, 2005. (Incorporated by reference to Exhibit (g) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(g)(2)	Amendment to Custody Agreement between Mount Vernon Securities Lending Trust and U.S. Bank National Association dated February 19, 2009. (Incorporated by reference to Exhibit (g)(2) to the registration statement on Form N-1A, filed April 30, 2009 (File No. 811-21824).)

(h)(1)	Administration Agreement between Mount Vernon Securities Lending Trust and USBAM, Inc. dated September 21, 2005. (Incorporated by reference to Exhibit (h) to the registration statement on Form N-1A, filed October 17, 2005 (File No. 811-21824).)

(h)(2)	Sub-Administration Agreement between USBAM, Inc. and U.S. Bancorp Fund Services, LLC dated June 1, 2007. (Incorporated by reference to Exhibit (h)(2) to the registration statement on Form N-1A, filed January 15, 2008 (File No. 811-21824).)

(h)(3)	Administration Agreement between Mount Vernon Securities Lending Trust and USBAM, Inc. with regard to Mount Vernon Government Portfolio dated February 29, 2016. (Incorporated by reference to Exhibit (h)(3) to the registration statement on Form N-1A, filed March 7, 2016 (File No. 811-21824).)

(i)	Not Applicable.

(j)	Not Applicable.

(k)	Not Applicable.

(l)	None.

(m)	None.

(n)	None.

(o)	Reserved.

(p)(1)	First American Funds Code of Ethics adopted under Rule 17j-1 of the Investment Company Act of 1940 and Section 406 of the Sarbanes-Oxley Act (Incorporated by reference to Exhibit (p)(1) to the registration statement on Form N-1A, filed April 30, 2015 (File No. 811-21824)).

(p)(2)	U.S. Bancorp Asset Management, Inc. Code of Ethics adopted under Rule 17j-1 of the Investment Company Act of 1940 (Incorporated by reference to Exhibit (p)(2) to the registration statement on Form N-1A, filed January 22, 2016 (file No. 811-21824).)

* Filed herewith.

ITEM 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees and the investment companies for which the Trustees collectively serve as Directors. It does not have any subsidiaries.

ITEM 30. INDEMNIFICATION

Except as set forth in Section 5.2 of the Declaration of Trust, the Trust shall indemnify any person described in Section 5.2 of the Certificate of Trust (“indemnitee”), for covered expenses (expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in connection with a covered proceeding) in any covered proceeding (any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an indemnitee is or was a party or is threatened to be made a party), whether or not there is an adjudication of liability as to such indemnitee, if a determination has been made that the indemnitee was not liable by reason of disabling conduct, as described in Section 5.2 of the Certificate of Trust, by (i) a final decision of the court or other body before which the covered proceeding was brought; or (ii) in the absence of such decision, a reasonable determination, based on a review of the facts, by either (a) the vote of a majority of a quorum of Trustees who are neither "interested persons", as defined in the 1940 Act nor parties to the covered proceeding or (b) an independent legal counsel in a written opinion; provided that such Trustees or counsel, in reaching such determination, may need not presume the absence of disabling conduct on the part of the indemnitee by reason of the manner in which the covered proceeding was terminated.

Covered expenses incurred by an indemnitee in connection with a covered proceeding shall be advanced by the Trust to an indemnitee prior to the final disposition of a covered proceeding upon the request of the indemnitee for such advance and the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that the indemnitee is entitled to indemnification thereunder but only if one or more of the following is the case: (i) the indemnitee shall provide a security for such undertaking; (ii) the Trust shall be insured against losses arising out of any lawful advances; or (iii) there shall have been a determination, based on a review of the readily available facts (as opposed to a fully trial-type inquiry) that there is a reason to believe that the indemnitee ultimately will be found entitled to indemnification by either independent legal counsel in a written opinion or by the vote of a majority of a quorum of trustee who are neither "interested persons” as defined in the 1940 Act nor parties to the covered proceeding.

Nothing contained in the Declaration of Trust shall be deemed to affect the right of the Trust and/or any indemnitee to acquire and pay for any insurance covering any or all indemnitees to the extent permitted by the 1940 Act or to affect any other indemnification rights to which any indemnitee may be entitled to the extent permitted by the 1940 Act.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISOR

See “Management of the Trust” in Part B. Information as to the trustees and officers of USBAM is included in its Form ADV filed with the SEC and is incorporated herein by reference thereto.

ITEM 32. PRINCIPAL UNDERWRITERS

Not Applicable.

ITEM 33. LOCATION OF ACCOUNTS AND RECORDS

All accounts, books, records and documents of the Registrant required pursuant to Section 31(a) of the 1940 Act and the rules promulgated thereunder are located in whole or in part, as the offices of the Registrant and the following locations:

U.S. Bancorp Asset Management, Inc. (Investment Advisor, Administrator, and Transfer Agent)

800 Nicollet Mall, Minneapolis, Minnesota 55402

U.S. Bank National Association (Custodian)

1555 N. Rivercenter Drive, Suite 302, MK-WI-S302, Milwaukee, Wisconsin 53212

ITEM 34. MANAGEMENT SERVICES

None.

ITEM 35. UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Mount Vernon Securities Lending Trust, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Minneapolis and State of Minnesota on the 1st day of April, 2016.

MOUNT VERNON SECURITIES LENDING TRUST

By:	/s/ Eric J. Thole
Eric J. Thole
President